January 23, 2008

Board of Directors
Green Dragon Wood Products, Inc.
Unit 1914, 19th Floor, Miramar Tower

132 Nathan Road

Tsimshatsui

Hong Kong

Re: Registration Statement on Form SB-2 of Green Dragon Wood Products, Inc.

Dear Directors:

You have requested my opinion as counsel for Green Dragon Wood Products, Inc., (the "Company"), in connection with a Registration Statement on Form SB-2 (the "Registration Statement") to be filed by the Corporation with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933 (the "Act"), as to the legality of the 1,000,000 shares (the "Shares") of Common Stock, par value $0.001 per share, of the Corporation which are being registered in the Registration Statement.

I have made such legal examination and inquiries as I have deemed advisable or necessary for the purpose of rendering this opinion and have examined originals or copies of the following documents and corporate records:

1. Original Hong Kong Articles, British Virgin Island Articles, and Florida Articles of Incorporation;

2. The Company's resolutions of the Board of Directors authorizing the issuance of shares; and

3. The Company’s documents filed with the U.S. Securities and Exchange Commission.

In rendering my opinion, I have relied upon, with the consent of the Company and its members: (i) the representations of the Company and its members and other representatives as set forth in the aforementioned documents as to factual matters; and (ii) assurances from public officials and from members and other representatives of the Company as I have deemed necessary for purposes of expressing the opinions expressed herein. I have not undertaken any independent investigation to determine or verify any information and representations made by the Company and its members and representatives in the foregoing documents and have relied upon such information and representations in expressing my opinion.

The opinions set forth herein are based upon existing Florida corporate law, including Florida statutory provisions and applicable provisions of the Florida Constitution, and all judicial decisions interpreting those laws, all of which are subject to change prospectively and retroactively.  This opinion letter is limited to the matters stated herein and no opinions are to be implied or inferred beyond the matters expressly stated herein.

Board of Directors

Green Dragon Wood Products, Inc.

January 23, 2008

Based upon the foregoing, I advise you that in my opinion each outstanding share of Common Stock registered in this offering for resale is, legally issued, fully paid, and non-assessable.

I hereby consent to the discussion in the Registration Statement of this opinion, the filing of this opinion as an exhibit to the Registration Statement, and to the use of my name therein.

Sincerely,

/s/ Diane J. Harrison
 Diane J. Harrison